Exhibit 4.2.1

AMENDMENT TO THE SECOND AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This amendment (this “Amendment”), dated as of July 17, 2011, is made to the Second Amended and Restated Investor Rights Agreement (the “Agreement”), dated as of March 28, 2008, by and among InvenSense, Inc., a Delaware corporation (the “Company”) and the investors listed on Schedule A thereto (each an “Investor” and collectively the “Investors”) and Steven Nasiri (the “Founder”). The undersigned, constituting more than two-thirds of the Registrable Securities (as defined in the Agreement) outstanding as of the date hereof, hereby agree as follows:

1.      Section 1.5(e) of the Agreement shall be amended and restated in its entirety as follows:

(e)      for purposes of Section 1.3 and 1.4 only, the following paragraph shall apply: in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company. If the total amount of securities, including Registrable Securities, requested by Holders to be included in such an offering that is not the Company’s initial public offering exceeds the amount of securities sold, other than by the Company, that the underwriters determine in good faith is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in good faith will not jeopardize the success of the offering and shall be allocated as follows: (i) first, pro rata among all Holders requesting to include Registrable Securities (excluding Warrant Shares and all Common Stock held by the Founder that does not constitute Registrable Securities by reason of clauses (i) or (ii) in the definition thereof), (ii) second, to Warrant Shares; and (iii) third to all other Common Stock held by the Founder; but in no event (x) shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the Initial Public Offering of the Company’s securities, in which case the Holders may be excluded if the underwriters make the determination described above, and (y) shall the amount of securities of the Founder included in the offering be reduced to a level that is less than fifty percent (50%) of the amount of securities the Founder would have been entitled to included in the offering if all of the Registrable Securities held by the Founder (excluding Warrant Shares) were treated identically to the Registrable Securities of the other Holders for the purpose of the pro rata allocation in (i) above. For purposes of the preceding provision concerning apportionment, pro rata apportionment shall be implemented according to the total amount of securities entitled to be included therein owned by each selling Holder. Notwithstanding any other prevision herein to the contrary, for such an offering that is the Company’s initial public offering, then the Company shall be required to include in the offering only that number of Registrable Securities that the Company and the underwriters shall determine in their sole discretion, which shall be allocated pro rata in accordance with the total Registrable Securities held by the Holders. For any selling Holder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members or retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling Holder,” as defined in this sentence;

2.      Terms of Agreement; Conflicting Terms.  Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect. Notwithstanding the foregoing, in the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control. For the avoidance of doubt, all references to the “Agreement” in the Agreement shall refer to the Agreement, as amended by the Amendment.

3.      Governing Law.  This Amendment is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Amendment shall be subject to resolved exclusively by the federal courts located in the County of Santa Clara, California, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts

4.      Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.      Entire Agreement.  In accordance with Section 3.7 of the Agreement, this Amendment shall be binding upon each holder of any Registrable Securiteis, each future holder of all such Registrable Securities, the Company and the Founder (as defined in the Agreement). This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to this subject matter. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date first set forth above.

INVENSENSE, INC.

/s/ Steven Nasiri
Steven Nasiri
Chairman and Chief Executive Officer

ARTIMAN VENTURES, L.P.

By: Artiman, LLC
Its: General Partner

/s/ Amit Shah
Amit Shah, Manager

ARTIMAN VENTURES SIDE FUND, L.P.

By: Artiman, LLC
Its: General Partner

/s/ Amit Shah
Amit Shah, Manager

ARTIMAN VENTURES SIDE FUND II, L.P.

By: Artiman, LLC
Its: General Partner

/s/ Amit Shah
Amit Shah, Manager

PARTECH U.S. PARTNERS IV, LLC

/s/ Timothy Wilson
Name: Timothy Wilson
Title: Attorney-In-Fact

45TH PARALLEL, LLC

/s/ Timothy Wilson
Name: Timothy Wilson
Title: Attorney-In-Fact

PAR SF II, LLC

/s/ Timothy Wilson
Name: Timothy Wilson
Title: Attorney-In-Fact

SIERRA VENTURES IX, L.P.

By:	/s/ Ben Yu
Name:	Ben Yu
Title:	Manager
on behalf of Sierra Ventures Associates IX, LLC the General Partner of Sierra Ventures IX, L.P.

STEVEN NASIRI

By:	/s/ Steven Nasiri
Name: Steven Nasiri

STEVEN S. NASIRI LIVING TRUST

By:	/s/ Steven Nasiri
Name: Steven Nasiri
Title: Trustee

QUALCOMM Incorporated

By:	/s/ Magkar Kasmap
Name: Magkar Kasmap
Title: VP Ventures